TURNER INVESTMENT DISTRIBUTORS, INC.
                   (Principal Underwriter of the Turner Funds)

                     PERSONAL TRADING POLICY/CODE OF ETHICS

                                December 1, 2001

      A. When used in this Personal Trading Policy/Code of Ethics, the term "employee" includes any director, officer or employee of Turner Investment Distributors, Inc. (TID), or any independent contractor or other person who is licensed with the National Association of Securities Dealers, Inc. (NASD) as a registered representative or principal of, with or through TID.

      B. Beneficial ownership: An employee should consider himself the beneficial owner of those securities held by him, his spouse, his minor children, a relative who shares his house, or persons by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

      C. Employees are barred from purchasing any securities (to include Common Stock and related Options, Convertible securities, Options, or Futures on Indexes) in which TID, any of its affiliated companies or any of the mutual funds for which TID acts as principal underwriter has either a long or short position. If an employee owns a position in any security, he must get written pre-clearance from the President or Chief Compliance Officer to add to or sell the position. ALL SECURITY TRANSACTIONS (BUY OR SELL) REQUIRE WRITTEN CLEARANCE IN ADVANCE. Approval is good for 48 hours; if a trade has not been executed, subsequent approvals are necessary until the trade is executed. The Exception Committee (the President, Vice President, and Chief Compliance Officer) must approve any exceptions to this rule.

      D. Employees may not purchase initial public offerings. Private placements/Limited partnerships require written pre-clearance. Mutual fund holdings are excluded from pre-clearance and reporting. IRA's, and Rollover IRA's that are self-directed (i.e. stocks or bonds, not mutual funds), and ESOP's (Employee stock ownership plans) require pre-clearance.

      E. Blackout Restrictions: Employees are subject to the following restrictions when their purchases and sales of securities coincide with trades of clients of TID (including any mutual fund for which TID acts as principal underwriter) or trades of clients (including investment companies) of any affiliated companies of TID:

            1. Purchases and sales within three days following a client trade. Employees are prohibited from purchasing or selling any security within three calendar days after a client transaction in the same (or a related) security. The Exception Committee must approve exceptions. If an employee makes a prohibited transaction without an exception the employee must unwind the transaction and relinquish any gain from the transaction to charity.


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            2. Purchases within seven days before a client purchase. An employee who purchases a security within seven calendar days before a client purchases the same (or a related) security is prohibited from selling the security of a period of six months following the client's trade.

            The Exception Committee must approve exceptions. If an employee makes a prohibited sale without an exception within the six-month period, the employee must relinquish any gain from the transaction to charity.

            3. Sales within seven days before a client sale. An employee who sells a security within seven days before a client sells the same (or a related) security must relinquish to charity the difference between the employee's sale price and the client's sale price (assuming the employee's sale price is higher).

      F. Short Term Trading Rule - Employees may not take profits in any security in less than 60 days (includes Options, Convertibles and Futures). If an individual must trade within this period, the Exception Committee must grant approval or the employee must relinquish such profits to charity. The closing of positions at a loss is not prohibited. Options that are out of the money may be exercised in less than 60 days.

      G. Reporting: For purposes of the provisions of Rule 17j-1 of the Investment Company Act of 1940, all employees will be treated as "access persons" and must submit the following:

            1. Initial Holdings Report - within ten (10) days of hire, all new employees are required to file a signed and dated Initial and Annual Accounts and Holdings Report, setting forth the title, the number of shares, and the principal amount of each covered security in which they have any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account is maintained in which any covered securities are held for their direct or indirect benefit.

            2. Annual Holdings Report - on an annual basis, all employees are required to file within thirty (30) days of year-end a signed and dated Initial and Annual Accounts and Holdings Report listing all securities beneficially owned as of December 31st. Within this Report, all employees must list the title, the number of shares, and the principal amount of each covered security in which they had any direct or indirect beneficial ownership; and the name of any broker, dealer, or bank with whom an account was maintained in which any covered securities were held for their direct or indirect benefit.

            3. Quarterly Transaction Reports - All employees must submit within ten (10) days following the end of each calendar quarter a signed and dated report listing all transactions executed during that preceding calendar quarter, along with duplicate statements/confirmations. For each transaction, employees are required to list the date, the title, the interest rate (if applicable), the number of shares and


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      the principal amount of each covered security involved;  the nature of the
      transaction    (i.e.,     purchase,     sale,    or    other    type    of
      acquisition/disposition); the price at which the transaction was effected; and the name of any broker, dealer, or bank through which the transaction was effected. Statements are reviewed by one of the firm's Series 24 principals. Brokerage, IRA's, Rollover IRA's (which are self-directed), ESOP's, private placements, and limited partnerships must all be reported as personal trading.

            4. Annual Certification - All employees are required to certify annually to the Compliance Department that: (i) they have read and understand the Personal Trading Policy/Code of Ethics; (ii) they have complied with all requirements of the Personal Trading Policy/Code of Ethics; and (iii) they have reported all transactions required to be reported under the Personal Trading Policy/Code of Ethics.

      H. Violation of this Personal Trading Policy/Code of Ethics may result in disciplinary action, up to and including termination of employment.

      I. Exclusion: So long as an employee of TID is also a director, officer, employee or other person subject to a personal trading policy or code of ethics adopted by a registered investment adviser, such employee shall be excluded from the following:

            (1) the requirements under Sections C, D, E and F above to pre-clear or obtain approval of specified transactions;

            (2) all trading bars, limits and restrictions under Sections C, D, E and F above and all provisions requiring the unwinding of transactions and the relinquishment of proceeds under those sections; and

            (3) the reporting, filing and certification requirements under Section G above; provided that such adviser:

                  (i) certifies to TID that its personal trading policy or code of ethics was adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940 and is sufficient to satisfy the requirements of that rule; and

                  (ii)  agrees to provide TID the following:

                        (a) at least once a year, upon request, a written report that describes any issues(s) that arose during the previous 12 months under the adviser's policy or code, including any material violations, and any resulting sanctions;

                        (b) an immediate report, without request, of all material violations of such policy or code by any person who is a TID employee;


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                        (c) prompt written notice of all material amendments to
                        such policy or code.

      J. Acknowledgment: By signing the TID, Inc. Acknowledgment form, you acknowledge that you have read and understand the foregoing Personal Trading Policy/Code of Ethics and will comply in all respects with such policy/code.


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                                 ACKNOWLEDGEMENT


I, _____________________________, have read and understand Turner Investment Distributors' Code of Ethics dated December 1, 2001. I understand that it is my responsibility to report violations to the Chairman, President, or to a designated officer. I also understand that I will only be responsible for violations I knowingly participate in, assist, or fail to report.

By:
            ----------------------------

Print Name:
            ----------------------------

Date:
            ----------------------------


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